Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of ICOA, Inc. and Subsidiary (A Development Stage Company) on Form S-8 of our report dated February 15, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), appearing in the Prospectus, which is part of our Registration Statement on Form SB-2.


Feldman Sherb & Co., P.C.
New York, New York
June 1, 2001